Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ phone: (804) 359-9311 ~ fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Quarterly Dividends and
Sets Annual Meeting Date
Richmond, VA May 24, 2016 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company's Board of Directors declared a quarterly dividend of fifty-three cents ($0.53) per share on the common shares of the Company, payable August 8, 2016, to common shareholders of record at the close of business on July 11, 2016.

In addition, the Board of Directors declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock, payable June 15, 2016, to shareholders of record as of 5:00 p.m. Eastern Time on June 1, 2016.

Effective with the payment of the Company's common stock dividend on May 9, 2016, the Company adjusted the conversion rate on its Series B Preferred Stock. The adjusted conversion rate on the Series B Preferred Stock is 22.3140 common shares per $1,000 of liquidation preference of Series B Preferred Stock. The new rate is equivalent to a conversion price of approximately $44.81 per common share.

The Board of Directors set the date of the Annual Meeting of Shareholders as Thursday, August 4, 2016. It will be held at 2:00 p.m. at the Company’s headquarters building. The Board of Directors set the record date for the Annual Meeting of Shareholders as June 10, 2016.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2015, were $2.3 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.
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